EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the reference to VSO Petroleum Consultants, Inc. and the inclusion of our report dated March 15, 2021 in the Annual Report on Form 10-K for the year ended December 31, 2020, of Atlas Growth Partners, L.P., filed with the Securities and Exchange Commission.

VSO Petroleum Consultants, Inc.

By:	/s/ Stan S. Valdez
Stan S. Valdez
President

March 31, 2021

Montgomery, Texas